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                                                                EXHIBIT 10.14(e)

                                                                  EXECUTION COPY

                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT (this "AGREEMENT") is made and entered into as of March 12, 2004, by and between Cinemark, Inc., a Delaware corporation (the "COMPANY"), and Robert Carmony ("EXECUTIVE").

                              W I T N E S S E T H:

         WHEREAS, the Company and Executive desire to enter into an employment arrangement and this Agreement to assure the Company of the continuing and exclusive service of Executive and to set forth the terms and conditions of Executive's employment with the Company;

         WHEREAS, this Agreement is being entered into in connection with the execution and delivery of the Merger Agreement, dated as of the date hereof, between the Company and Popcorn Merger Corp., a Delaware corporation (the "MERGER AGREEMENT"), pursuant to which Popcorn Merger Corp. will merge with and into the Company, with the Company continuing as the surviving corporation; and

         WHEREAS, this Agreement shall become effective between the parties hereto only upon the consummation of the merger under the Merger Agreement (the "MERGER") as provided in Section 18 hereof;

         NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the parties hereto agree as follows:

         1.       Employment.

                  1.1 Title and Duties. The Company hereby employs Executive as Senior Vice President of Operations of the Company. Executive's duties, responsibilities and authority shall be consistent with Executive's position and titles and shall include serving in a similar capacity with Cinemark USA, Inc. and such other duties, responsibilities and authority as may be assigned to Executive by the Board of Directors of the Company (the "BOARD"). Executive shall report directly to the Chief Executive Officer of the Company.

                  1.2 Services and Exclusivity of Services. The Company and Executive recognize that the services to be rendered by Executive are of such a nature as to be peculiarly rendered by Executive, encompass the individual ability, managerial skills and business experience of Executive and cannot be measured exclusively in terms of hours or services rendered in any particular period. Executive shall devote Executive's full business time and shall use Executive's best efforts, energy and ability exclusively toward advancing the business, affairs and interests of the Company and its Subsidiaries, and matters related thereto.

                  1.3 Location of Office. The Company shall make available to Executive an office and support services at the Company's headquarters in the Dallas/Plano, Texas area. Executive's main office shall be at such location.

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                  1.4      Subsidiaries; Person. For purposes of this Agreement,
"SUBSIDIARY" or "SUBSIDIARIES" means, as to any Person, any other Person (i) of which such Person or any other Subsidiary of such Person is a general partner,
(ii) of which such Person, any one or more of its other Subsidiaries of such Person, or such Person and any one or more of its other Subsidiaries, directly or indirectly owns or controls securities or other equity interests representing more than fifty percent (50%) of the aggregate voting power, or (iii) of which such Person, any one or more of its other Subsidiaries of such Person, or such Person and any one or more its other Subsidiaries, possesses the right to elect more than fifty percent (50%) of the board of directors or Persons holding similar positions; and "PERSON" means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, or other entity or group (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended).

         2. Term. The term of Executive's employment under this Agreement (the "TERM") shall commence on the Effective Date (as defined in Section 18) and shall continue for a period of three (3) years thereafter; provided, however, that at the end of each year of the Term, the Term shall be extended for an additional one-year period unless Executive's employment with the Company is terminated in accordance with Section 5. References in this Agreement to the "balance of the Term" shall mean the period of time remaining on the scheduled Term after giving effect to the most recent extension of the Term occurring prior to any termination of the Term.

         3.       Compensation.

                  3.1 Base Salary. During the Term, the Company will pay to Executive a base salary at the rate of $298,529 per year, payable in accordance with the Company's practices in effect from time to time ("BASE SALARY"). Amounts payable shall be reduced by standard withholding and other authorized deductions. Such Base Salary shall be reviewed during the Term for increase (but not decrease) in the sole discretion of the Board, or such individual, group or committee that the Board may select as its delegate, not less frequently than annually during the Term. In conducting any such review, the Board or such delegate shall consider and take into account, among other things, any change in Executive's responsibilities, performance of Executive, the compensation of other similarly situated executives of comparable companies and other pertinent factors. Executive's Base Salary shall not be decreased except upon mutual agreement between the parties.

                  3.2 Bonuses; Incentive, Savings and Retirement Plans; Welfare Benefit Plans.

                           (a)      Executive shall be entitled to participate
in all annual and long-term bonuses and incentive, savings and retirement plans generally available to other similarly situated executive employees of the Company. Executive, and Executive's family as the case may be, shall be eligible to participate in and receive all benefits under welfare benefit plans, practices, programs and policies provided to other similarly situated executive employees of the Company, including, without limitation, medical, prescription, dental, disability, salary continuance, employee life, group life, accidental death and travel accident insurance plans and programs. The Company reserves the right to modify, suspend or discontinue any and all of its

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benefits referred to in this Section 3.2 at any time without recourse by
Executive so long as such action is taken generally with respect to other executives and does not single out Executive.

                           (b)      In addition to his Base Salary, for each
fiscal year during the Term, commencing with the fiscal year ended December 31, 2004, Executive shall be entitled to receive an annual incentive cash bonus (the "ANNUAL BONUS") based upon reasonable Company targets established by the Board (or the Compensation Committee of the Board). The Bonus targets established by the Board for the fiscal year ended December 31, 2004, are set forth on Exhibit
A. All such annual cash incentive bonus payments shall be payable within ninety
(90) days after the end of the fiscal year during which the criteria for payment of the Annual Bonus are achieved and shall be reduced by standard withholding and other authorized deductions.

                  3.3 Stock Options. No later than thirty (30) days after the Effective Date (as defined in Section 18), the Board will adopt a stock option plan (the "PLAN") and approve the grant to Executive of stock options ("STOCK OPTIONS") under the Plan to acquire 199,874 shares of the Company's Common Stock which will be subject to all the terms and conditions of the Plan and the agreement under which such Stock Options are granted to Executive (the "STOCK OPTION AGREEMENT"). The Company will reserve a number of shares of its Common Stock equal to ten percent (10%) of its fully diluted Common Stock as of the Effective Date for issuance pursuant to the Plan. The exercise price of the Stock Options shall be determined under the Plan based on the fair market value (as defined in the Plan) of the Common Stock on the date of grant, subject to adjustment as provided in the Plan, which shall be the same price per share as paid by Madison Dearborn Capital Partners IV L.P. ("MDCP") for the Company's Common Stock in connection with the Merger. Subject to the terms and conditions of the Plan and the Stock Option Agreement (which agreements shall include the terms described below):

                           (a)      Executive's Stock Options shall vest and
become exercisable twenty percent (20%) per year on a daily pro rata basis beginning on the date of grant and shall be one hundred percent (100%) vested and exercisable five (5) years after the date of grant, in each case so long as Executive is then, and has been continuously, employed by the Company through the date of termination, except that an additional twenty percent (20%) of Executive's Stock Options will accelerate and become exercisable upon a termination of Executive's employment as a result of death or Disability.

                           (b)      Upon termination for Cause, all of
Executive's Stock Options (whether vested or unvested) shall be cancelled automatically, and the Company and MDCP shall have the right to repurchase at cost all shares of Common Stock (if any) which have been issued upon exercise of Executive's Stock Options.

                           (c)      Upon termination of Executive's employment
for any reason other than Cause prior to the closing of the initial public offering of the Company's Common Stock, the Company and MDCP shall have the right to repurchase Executive's shares of Common Stock issued or issuable upon exercise of Executive's Stock Options at a price equal to the fair market value (as determined by the Board in its good faith judgment) of the shares.

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                           (d)      Upon the consummation of a Sale of the
Company, Executive's Stock Options will accelerate and become fully vested (assuming Executive is then, and has been continuously, employed by the Company or any of its Subsidiaries). For purposes hereof, "SALE OF THE COMPANY" means the sale of the Company to a Person or Persons pursuant to which such Person or Persons directly or indirectly acquire (i) capital stock of the Company possessing the voting power under normal circumstances to elect a majority of the Company's board of directors or entitling such Person to exercise more than fifty percent (50%) of the total voting power of the shares of capital stock of the Company or the surviving entity entitled to vote (whether by merger, consolidation or sale or transfer of the Company's capital stock) or (ii) all or substantially all of the Company's assets determined on a consolidated basis.

                  3.4 Fringe Benefits. Executive shall be entitled to receive fringe benefits consistent with Executive's duties and position, and in accordance with the benefits provided to other similarly situated executive employees of the Company. The Company reserves the right to modify, suspend or discontinue any and all of its fringe benefits referred to in this Section 3.4 at any time without recourse by Executive so long as such action is taken generally with respect to other similarly situated peer executives and does not single out Executive.

                  3.5 Travel and Expenses. Executive shall be entitled to reimbursement for expenses incurred in the furtherance of the business of the Company in accordance with the Company's practices and procedures, as they may exist from time to time. Executive may, in his discretion, elect to purchase, and be reimbursed for, business class tickets on any international flights which scheduled flight time exceeds five hours. Executive shall keep complete and accurate records of all expenditures such that Executive may fully account according to the Company's practices and procedures.

                  3.6 Vacation. Executive shall be entitled to twenty (20) days paid vacation and other absences from work in accordance with the Company's vacation and absence policy in effect at the time of such vacations or absences.

                  3.7 Payment of Compensation and Benefits. Executive acknowledges and agrees that all payments required to be paid to Executive and benefits to be provided to Executive may be paid or provided by the Company, its successor or any other Subsidiary of the Company.

         4.       Confidential Information; Non-Competition; Non-Solicitation.

                  4.1 General. Executive acknowledges that during his employment and as a result of his relationship with the Company and its affiliates, Executive has obtained and will obtain knowledge of, and has been given and will be given access to, information, including, but not limited to, information regarding the business, operations, services, proposed services, business processes, advertising, marketing and promotional plans and materials, price lists, pricing policies, ticket sales, film licensing, purchasing, real estate acquisition and leasing, other financial information and other trade secrets, confidential information and proprietary material of the Company and its affiliates or designated as being confidential by the Company or its affiliates which are not generally known to non-Company personnel, including information and

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material originated, discovered or developed in whole or in part by Executive
(collectively referred to herein as "CONFIDENTIAL INFORMATION"). The term "Confidential Information" does not include any information which (i) at the time of disclosure is generally available to the public (other than as a result of a disclosure by Executive in breach of this Agreement), or (ii) was available to Executive on a non-confidential basis from a source (other than the Company or its Affiliates or their representatives) that is not and was not prohibited from disclosing such information to Executive by a contractual, legal or fiduciary obligation. Executive agrees that during the Term and, to the fullest extent permitted by law, thereafter, Executive will, in a fiduciary capacity for the benefit of the Company and its affiliates, hold all Confidential Information strictly in confidence and will not directly or indirectly reveal, report, disclose, publish or transfer any of such Confidential Information to any Person, or utilize any of the Confidential Information for any purpose, except in furtherance of Executive's employment under this Agreement and except to the extent that Executive may be required by law to disclose any Confidential Information. Executive acknowledges that the Company and its affiliates are providing Executive additional Confidential Information that Executive was not given prior to execution of this Agreement, as further consideration to Executive for executing this Agreement, including the promises and covenants made by Executive in this Section 4.

                  4.2 Non-Competition. In further consideration of the compensation to be paid to Executive hereunder, Executive acknowledges that during the course of his employment with the Company and its Subsidiaries, he has, and will, become familiar with the trade secrets of the Company and its Subsidiaries and with other Confidential Information concerning the Company and its Subsidiaries and that his services have been and shall continue to be of special, unique and extraordinary value to the Company and its Subsidiaries. Therefore, Executive agrees that, during Executives employment hereunder and for one year after the date of termination of employment (the "NON-COMPETE PERIOD"), he shall not directly or indirectly own any interest in, manage, control, participate in, consult with, render services for, be employed in an executive, managerial or administrative capacity by, or in any manner engage in, any Competing Business. For purposes hereof, "COMPETING BUSINESS" means any business that owns, operates or manages any movie theatre within a 25-mile radius (if such theatre is outside of a Major DMA) or a 10-mile radius (if such theatre is within a Major DMA) of any theatre (i) being operated by the Company or any of its Subsidiaries during Executive's employment hereunder (but excluding any theatres which the Company and its Subsidiaries have ceased to operate as of the date of the termination of Executive's employment hereunder), or (ii) under consideration by the Company or any of its Subsidiaries for opening as of the date of termination of employment; "MAJOR DMA" means a Designated Market Area with a number of households in excess of 700,000; "DESIGNATED MARKET AREA" means each of those certain geographic market areas for the United States designated as such by Nielsen Media Research, Inc. ("NIELSEN"), as modified from time to time by Nielsen, whereby Nielsen divides the United States into non-overlapping geography for planning, buying and evaluating television audiences across various markets and whereby a county in the United States is exclusively assigned, on the basis of the television viewing habits of the people residing in the county, to one and only one Designated Market Area; and all theatres operated by the Company and its Subsidiaries in Canada shall be treated as being outside of a Major DMA. Nothing herein shall prohibit Executive from (i) being a passive owner of not more than five percent (5%) of the outstanding stock of any class of a corporation which is publicly traded, so long as Executive has no active participation in the business of such corporation, or (ii) during the one year period following the termination of Executive's

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employment, owning, operating or investing in up to five (5) movie theatres, so long as each such theatre is outside of a 25-mile radius of the theatres being operated by the Company or any of its Subsidiaries or under consideration by the Company or any of its Subsidiaries for opening, in each case, as of the time of termination of Executive's employment. During the one-year period following the termination of Executive's employment for any reason, Executive shall provide reasonable notice to the Company of his plans for acquiring ownership in, commencing operations of, or investing in, any movie theatre prior to any such event. Notwithstanding the foregoing, Executive's obligations under this Section
4.2 shall terminate and become null and void if Executive terminates his employment with Good Reason.

                  4.3 Non-Solicitation. During the Term and for three (3) years thereafter (the "NON-SOLICITATION PERIOD"), Executive shall not directly or indirectly through another Person (i) induce or attempt to induce any managerial or executive-level employee of the Company or any Subsidiary to leave the employ of the Company or such Subsidiary, or in any way interfere with the relationship between the Company or any Subsidiary and any employee thereof,
(ii) without the Company's prior written consent, hire any person who was a managerial or executive level employee of the Company or any Subsidiary at any time during the Term or (iii) induce or attempt to induce any customer, supplier, landlord, developer, licensee, licensor, franchisee or other business relation of the Company or any Subsidiary to cease doing business with the Company or such Subsidiary, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Company or any Subsidiary or (iv) make any negative, derogatory or disparaging statements or communications regarding the Company or its Subsidiaries or any of their officers, directors or affiliates. Notwithstanding the foregoing, after Executive's employment is terminated for any reason, Executive may hire any former employee of the Company or any of its Subsidiaries who were involuntarily terminated by the Company or any of its Subsidiaries.

                  4.4 Proprietary Interest. All inventions, designs, improvements, patents, copyrights and discoveries conceived by Executive during Executive's employment by the Company or its affiliates that are useful in or directly or indirectly related to the business of the Company and its affiliates or to any experimental work carried on by the Company or its affiliates, shall be the property of the Company and its affiliates. Executive will promptly and fully disclose to the Company or its affiliates all such inventions, designs, improvements, patents, copyrights and discoveries (whether developed individually or with other persons) and shall take all steps necessary and reasonably required to assure the Company's or such affiliate's ownership thereof and to assist the Company and its affiliates in protecting or defending the Company's or such affiliate's proprietary rights therein.

                  4.5 Return of Materials. Executive expressly acknowledges that all data, books, records and other Confidential Information of the Company and its affiliates obtained in connection with the Company's business is the exclusive property of the Company or its affiliates and that upon the termination of Executive's employment by the Company or its affiliates, Executive will immediately surrender and return to the Company or its affiliates all such items and all other property belonging to the Company or its affiliates then in the possession of Executive, and Executive shall not make or retain any copies thereof.

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                  4.6      Property of the Company. Executive acknowledges that
from time to time in the course of providing services pursuant to this Agreement, Executive shall have the opportunity to inspect and use certain property, both tangible and intangible, of the Company and its affiliates and Executive hereby agrees that such property shall remain the exclusive property of the Company and its affiliates. Executive shall have no right or proprietary interest in such property, whether tangible or intangible, including, without limitation, Executive's customer and supplier lists, contract forms, books of account, computer programs and similar property.

                  4.7 Reasonable in Scope and Duration; Consideration. Executive agrees and acknowledges that the restrictions contained in this
Section 4 are reasonable in scope and duration and are necessary to protect the business interests and Confidential Information of the Company and its affiliates after the Effective Date of this Agreement, and Executive further agrees and acknowledges that he has reviewed the provisions of this Agreement with his legal counsel. Executive acknowledges and agrees that Executive will receive substantial, valuable consideration from the Company for the covenants contained in this Section 4, including without limitation, compensation and other benefits.

         5.       Termination.

                  5.1 Termination Prior to Expiration of Term. Notwithstanding anything to the contrary contained in Section 2, Executive's employment may be terminated prior to the expiration of the Term only as provided in this Section 5.

                  5.2      Death or Disability.

                           (a)      The Company may terminate Executive's
employment hereunder due to death or Disability (as defined below). If Executive's employment hereunder is terminated as a result of death or Disability, Executive (or Executive's estate or personal representative in the event of death) shall be entitled to receive (i) all Base Salary due to Executive through the date of termination, (ii) a pro rata portion of the Annual Bonus, if any, payable for the period of Executive's employment during the fiscal year of the Company prior to Executive's termination of employment, (iii) any previously vested Stock Options and benefits, such as retirement benefits, in accordance with the terms of the plan or agreement pursuant to which such Stock Options or benefits were granted to Executive (items (i) through (iii) above collectively referred to as "ACCRUED EMPLOYMENT ENTITLEMENTS"), (iv) Executive's full Base Salary until the expiration of six months from the date on which Executive was first unable substantially to perform Executive's duties hereunder and, as of the last day of such six-month period, shall be entitled to receive a lump sum payment equal to an additional six months of Base Salary and
(v) any benefits payable to Executive or Executive's beneficiaries, as applicable, in accordance with the terms of the applicable benefit plan. At the Company's expense, Executive and/or Executive's dependents shall be entitled to continue to participate in the Company's welfare benefit plans and programs on the same terms as similarly situated actively-employed executives for a period of twelve months from the date of such termination. Executive and/or Executive's dependents shall thereafter be entitled to any continuation of such benefits provided under such benefit plans or by applicable law. Following the death or Disability of Executive, Executive's participation under any Stock Option or other incentive compensation plan (other

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than bonuses included in the definition of Accrued Employment Entitlements)
shall be governed by the terms of such plans.

                           (b)      "DISABILITY" shall mean a physical or mental
impairment that (a) renders Executive unable to perform the essential functions of Executive's positions, even with reasonable accommodation that does not impose an undue hardship on the Company or its Subsidiaries, (b) has existed for at least sixty (60) consecutive days, and (c) in the opinion of a physician mutually agreed upon by the Company and Executive (which agreement shall not be unreasonably withheld) will last for a duration of at least one hundred eighty
(180) consecutive days. Executive's Disability shall be determined by the Company, in good faith, based upon information supplied by Executive and the physician mutually agreed upon by the Company and Executive. Executive agrees to submit to physical exams and diagnostic tests reasonably recommended by such physician.

                  5.3 Termination by the Company for Cause or by Executive because of a Voluntary Termination.

                           (a)      Executive's employment hereunder may be
terminated by the Company for Cause (as hereinafter defined) or by Executive under a Voluntary Termination (as hereinafter defined). If Executive's employment hereunder is terminated under this Section 5.3, Executive shall be entitled to receive all Base Salary due to Executive through the date of termination. Furthermore, all previously vested rights of Executive under a Stock Option or similar incentive compensation plan or program shall be treated in accordance with the terms of such plan or program. Except as specifically set forth in this Section 5.3, the Company shall have no further obligations to Executive following a termination for Cause, or a Voluntary Termination.

                           (b)      "CAUSE" shall mean (i) subject to clause
(ii) below, a felony or a violation by Executive of federal securities laws which results in a conviction, a guilty plea or a plea of nolo contendere, (ii) the commission of fraud, embezzlement or theft by Executive in connection with Executive's employment hereunder; (iii) engaging in conduct involving moral turpitude that causes the Company and its affiliates substantial public disrepute or substantial economic harm; (iv) a material breach of this Agreement by Executive and/or Executive's gross neglect of Executive's duties hereunder which is not cured to the Board's reasonable satisfaction within fifteen (15) days after notice thereof is given to Executive by the Board; (v) the intentional wrongful damage to material property of the Company or its affiliates; or (vi) drug or alcohol abuse or other intentional conduct by Executive which causes the Company and its affiliates substantial public disrepute or substantial economic harm. Notwithstanding the foregoing, the Company shall not be entitled to terminate Executive for Cause under clause (ii) above, unless (A) the Board shall have made a good faith investigation into the existence of the commission of the fraud, embezzlement or theft which would serve as the basis of Executive's termination for Cause under clause (ii) above, during which investigation the Company may place Executive on a paid administrative leave of absence and (B) no less than 2/3 of the members of the Board (excluding Executive if Executive is then a member of the Board) shall have made a good faith determination that the Company is entitled to terminate Executive for Cause under clause (ii) above.

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                           (c)      "VOLUNTARY TERMINATION" shall mean a
termination of employment by Executive on Executive's own initiative other than
(i) a termination due to Disability or (ii) a termination for Good Reason.

                  5.4 Termination by the Company without Cause or by Executive for Good Reason. The Company may terminate Executive's employment hereunder without Cause, and Executive shall be permitted to terminate Executive's employment hereunder for Good Reason (as hereinafter defined). If the Company terminates Executive's employment hereunder without Cause, other than due to death or Disability, or if Executive effects a termination for Good Reason, Executive shall be entitled to receive the payments and benefits set forth in this Section 5.4.

                           (a)      If Executive's employment hereunder is
terminated under this Section 5.4, so long as Executive has not breached any of the terms contained in Section 4, Executive shall be entitled to the following:

                                    (i)      Executive's Accrued Employment
Entitlements (in accordance with the terms of the benefit plans providing such benefits, where applicable); plus

                                    (ii)     Executive's annual Base Salary in
effect as of the date of such termination, payable in accordance with the Company's normal payroll practices for a period of twelve (12) months following any such termination, plus an amount equal to the most recent Annual Bonus received by Executive prior to the date of such termination (determined without regard to any performance goals), payable within ninety (90) days after the end of the Company's then current fiscal year; provided that if Executive is terminated under this Section 5.4 prior to the first anniversary of the Effective Date, Executive shall be entitled to receive his Base Salary in effect as of the date of such termination, payable in accordance with the Company's normal payroll practices for a period commencing on the date of such termination and ending on the second anniversary of the Effective Date (as defined in Section 18), plus an amount equal to the product of (A) the quotient of (x) the amount of the most recent Annual Bonus received by Executive prior to the date of such termination (determined without regard to any performance goals) divided by (y) 365, multiplied by (B) the number of days between the date of such termination and the second anniversary of the Effective Date, payable within ninety (90) days after the end of the Company's then current fiscal year; and

                                    (iii)    Executive and Executive's
dependents shall be entitled to continue to participate in the Company's welfare benefit plans and insurance programs on the same terms as similarly situated active employees for a period of twelve months from the Termination Date. Following the expiration of such twelve-month period, Executive and/or Executive's dependents shall be entitled to any continuation of benefits as are provided under such benefit plans by the Company or as are required to be provided in accordance with applicable law.

                           (b)      Any outstanding stock-based, equity-based,
Stock Option or performance compensation awards granted to Executive shall be vested and/or exercisable for the period through the date of such termination of employment and shall remain exercisable, in

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each case, in accordance with the terms contained in the plan and the agreement pursuant to which such compensation awards were granted.

                           (c)      For purposes of the calculation of
Executive's benefits under any supplemental defined benefit plan in which Executive participates, Executive shall be credited with one additional year as a result of termination pursuant to this Section 5.4.

                           (d)      "GOOD REASON" means and shall be deemed to
exist if, without the prior written consent of Executive, (i) Executive suffers a significant reduction in duties, responsibilities or effective authority associated with Executive's titles and positions as set forth and described in this Agreement or is assigned any duties or responsibilities inconsistent in any material respect therewith (other than in connection with a termination for Cause); (ii) the Company fails to pay Executive any amounts or provide any benefits required to be paid or provided under this Agreement or is otherwise in material breach of this Agreement; (iii) the Company adversely changes Executive's titles or reporting requirements; (iv) Executive's compensation (other than Base Salary, which is governed by Section 3.1) or benefits provided for hereunder are decreased other than as part of reductions affecting the Company's executives generally; or (v) the Company transfers Executive's primary workplace by more than twenty (20) miles from the current workplace. No termination by Executive shall be for "Good Reason" unless written notice of such termination setting forth in particular the event(s) constituting Good Reason is delivered to the Company within thirty (30) days following the date on which the event constituting Good Reason occurs and the Company fails to cure or remedy the event(s) identified in the notice within fifteen (15) days after receipt of such notice. Notwithstanding the foregoing, the appointment of a new Chief Executive Officer as a result of the succession plan for Lee Roy Mitchell as approved by him and the assignment by the Board to such Chief Executive Officer of such duties, responsibilities and authority as are customarily associated with the position of chief executive officer of a corporation comparable to the Company shall not in and of itself serve as the basis for Executive to terminate his employment with Good Reason under clause (i) above.

                  5.5 General Release. Except where the termination is the result of Executive's death and notwithstanding the foregoing, no payment shall be made by the Company to Executive under this Section 5 unless otherwise required by state, local or federal law, until Executive executes a general release of all claims in a form reasonably approved by the Company.

                  5.6 Office Support. Upon the termination of Executive's employment hereunder for any reason except for Cause, the Company shall make available to Executive, at the Company's expense, an office and support services, (including, without limitation, telephone, telefax and internet access), at the Company's election, either at the Company's main office or at another suitable office space in the Dallas/Plano area, for a period not to exceed three (3) months following the date of such termination.

         6.       Arbitration.

                  6.1 General. Any dispute, controversy or claim arising out of or relating to this Agreement, the breach hereof or the coverage or enforceability of this arbitration provision

EMPLOYMENT AGREEMENT                                                     Page 10
Robert Carmony
shall be settled by arbitration in Dallas, Texas (or such other location as the Company and Executive may mutually agree), conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association, as such rules are in effect in Dallas/Fort Worth, Texas on the date of delivery of demand for arbitration. The arbitration of any such issue, including the determination of the amount of any damages suffered by either party hereto by reason of the acts or omissions of the other, shall be to the exclusion of any court of law. Notwithstanding the foregoing, either party hereto may seek any equitable remedy in a court to enforce the provisions of this Agreement, including but not limited to an action for injunctive relief or attachment, without waiving the right to arbitration.

                  6.2      Procedure.

                           (a)      Either party may demand such arbitration by
giving notice of that demand to the other party. The party demanding such arbitration is referred to herein as the "DEMANDING PARTY," and the party adverse to the Demanding Party is referred to herein as the "RESPONDING PARTY." The notice shall state (x) the matter in controversy, and (y) the name of the arbitrator selected by the party giving the notice.

                           (b)      Not more than fifteen (15) days after such
notice is given, the Responding Party shall give notice to the Demanding Party of the name of the arbitrator selected by the Responding Party. If the Responding Party shall fail to timely give such notice, the arbitrator that the Responding Party was entitled to select shall be named by the Arbitration Committee of the American Arbitration Association. Not more than fifteen (15) days after the second arbitrator is so named; the two arbitrators shall select a third arbitrator. If the two arbitrators shall fail to timely select a third arbitrator, the third arbitrator shall be named by the Arbitration Committee of the American Arbitration Association.

                           (c)      The dispute shall be arbitrated at a hearing
that shall be concluded within ten days immediately following the date the dispute is submitted to arbitration unless a majority of the arbitrators shall elect to extend the period of arbitration. Any award made by a majority of the arbitrators (x) shall be made within ten days following the conclusion of the arbitration hearing, (y) shall be conclusive and binding on the parties, and (z) may be made the subject of a judgment of any court having jurisdiction.

                           (d)      Any amount to which Executive is entitled
under this Agreement (including any disputed amount) which is not paid when due shall bear interest from the date due but not paid at a rate equal to the lesser of eight percent (8%) per annum and the maximum lawful rate.

                           6.3      Costs and Expenses. All administrative and
arbitration fees, costs and expenses shall be borne fifty percent (50%) by the Company and fifty percent (50%) by Executive.

         7. Non-Assignment. This Agreement shall not be assignable nor the duties hereunder delegable by Executive. None of the payments hereunder may be encumbered or in any way anticipated by Executive (or Executive's estate or personal representative). The Company shall not assign this Agreement nor shall it transfer all or any substantial part of its

EMPLOYMENT AGREEMENT                                                     Page 11
Robert Carmony
assets without first obtaining in conjunction with such transfer the express assumption of the obligations hereof by the assignee or transferee.

         8. Remedies. Executive acknowledges that the services Executive is to render under this Agreement are of a unique and special nature, the loss of which cannot reasonably or adequately be compensated for in monetary damages, and that irreparable injury and damage will result to the Company and its Subsidiaries in the event of any default or breach of this Agreement by Executive. The parties agree and acknowledge that the breach by Executive of any of the terms of this Agreement will cause irreparable damage to the Company and its affiliates, and upon any such breach, the Company shall be entitled to injunctive relief, specific performance, or other equitable relief (without posting a bond or other security); provided, however, that this shall in no way limit any other remedies which the Company and its affiliates may have (including, without limitations, the right to seek monetary damages).

         9. Survival. The provisions of Sections 4 through 19 shall survive the expiration or earlier termination of the Term.

         10. Taxes. All payments to Executive under this Agreement shall be reduced by all applicable withholding required by Federal, state or local law.

         11.      No Obligation to Mitigate; No Rights of Offset.

                  11.1 Executive shall not be required to mitigate the amount of any payment or other benefit required to be paid to Executive pursuant to this Agreement, whether by seeking other employment or otherwise, nor shall the amount of any such payment or other benefit be reduced on account of any compensation earned by Executive as a result of employment by another person; provided that Executive and Executive's dependents shall not be entitled to continue to participate in the welfare benefit plans of the Company and its Subsidiaries if Executive is covered by the welfare benefit plans of another employer.

                  11.2 The Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against Executive or others.

         12. Notices. Any notice or other communications relating to this Agreement shall be in writing and delivered personally or mailed by certified mail, return receipt requested, or sent by overnight courier, to the party concerned at the address set forth below:

         If to Company:          3900 Dallas Parkway, Suite 500
                                 Plano, Texas  75093
                                 Attn: Chief Executive Officer

         If to Executive:        At Executive's residence address as maintained
                                 by the Company in the regular course of its business for payroll purposes.

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                  Either party may change the address for the giving of notices at any time by written notice given to the other party under the provisions of this Section 12. If notice is given by personal delivery or overnight courier, said notice shall be conclusively deemed given at the time of such delivery or upon receipt of such couriered notice. If notice is given by mail, such notice shall be conclusively deemed given upon deposit thereof in the United States mail.

         13. Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior written and oral and all contemporaneous oral agreements, understandings and negotiations with respect to the subject matter hereof. Without limiting the generality of the foregoing sentence, this Agreement supersedes any prior employment agreement, oral or written, including the Employment Agreement, dated as of June 19, 2002, between the Company and Executive, as amended, which shall terminate and be cancelled as of the Effective Date, except for any breaches thereof by Executive prior to the Effective Date which shall survive such termination. This Agreement may not be changed orally, but only by an agreement in writing signed by both parties.

         14. Counterparts. This Agreement may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one agreement.

         15. Construction. This Agreement shall be governed under and construed in accordance with the laws of the State of Texas, without regard to the principles of conflicts of laws. The paragraph headings and captions contained herein are for reference purposes and convenience only and shall not in any way affect the meaning or interpretation of this Agreement. It is intended by the parties that this Agreement be interpreted in accordance with its fair and simple meaning, not for or against either party, and neither party shall be deemed to be the drafter of this Agreement.

         16. Severability. The parties agree that if any provision of this Agreement as applied to any party or to any circumstance is adjudged by a court or arbitrator to be invalid or unenforceable, the same will in no way affect any other circumstance or the validity or enforceability of this Agreement. Without limiting the generality of the foregoing, in particular, if any provision in
Section 4, or any part thereof, is held to be unenforceable because of the duration of such provision or the area covered thereby, the parties agree that the court or arbitrator making such determination shall have the power to reduce the duration and/or area of such provision, and/or to delete specific words or phrases, and in its reduced form, such provision shall then be enforceable and shall be enforced. In addition, in the event of a breach or violation by Executive of Section 4, the Non-compete Period and the Non-solicitation Period shall be automatically extended respectively by the amount of time between the initial occurrence of the breach or violation and when such breach or violation has been duly cured.

         17. Binding Effect. Subject to Section 7 hereof, the rights and obligations of the parties under this Agreement shall be binding upon and inure to the benefit of the permitted successors, assigns, heirs, administrators, executors and personal representatives of the parties.

         18. Effective Date. This Agreement shall become effective automatically without any further actions by the Company or Executive immediately upon the consummation of the Merger (the "EFFECTIVE DATE"). However, this Agreement shall terminate and shall be of no

EMPLOYMENT AGREEMENT                                                     Page 13
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

further force and effect if the Merger Agreement is terminated prior to the Effective Date in accordance with its terms.

         19. Executive's Cooperation. During the Term and for five (5) years thereafter, Executive shall cooperate with the Company and its Subsidiaries in any internal investigation, any administrative, regulatory or judicial proceeding or investigation or any material dispute with a third party, in each case as reasonably requested by the Company (including, without limitation, Executive's being reasonably available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company's request to give testimony without requiring service of subpoena or other legal process, volunteering to the Company all pertinent information and turning over to the Company all relevant documents which are or may come into Executive's possession, all at times and on schedules that are reasonably consistent with Executive's other activities and commitments), in each case limited to the extent that such cooperation (a) becomes unduly burdensome for Executive (including in terms of the time commitments required by Executive in connection with such cooperation), (b) in the event that such cooperation is required after the Term, unreasonably interferes with Executive's duties under his then current employment, (c) causes Executive to breach in any material respect any material agreement by which he is bound, or (d) is limited to the extent Executive is advised by legal counsel that such cooperation would not be in Executive's best interests. In the event that the Company requires Executive's cooperation in accordance with this paragraph, the Company shall reimburse Executive solely for: (i) his reasonable out-of-pocket expenses (including travel, lodging and meals) upon submission of receipts and (ii) any reasonable attorneys' fees incurred by Executive to the extent that, after consultation with the Company, Executive deems it advisable to seek the advice of legal counsel regarding his obligations hereunder.

                                   * * * * *

                            [SIGNATURE PAGE FOLLOWS]

EMPLOYMENT AGREEMENT                                                     Page 14
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         IN WITNESS WHEREOF, the parties have executed this Employment Agreement on the day and in the year first written above.

                                       COMPANY:

                                       CINEMARK, INC.

                                       By:    /s/ Lee Roy Mitchell
                                           -------------------------------------
                                       Name:  Lee Roy Mitchell
                                       Title: Chief Executive Officer

                                       EXECUTIVE:

                                       /s/ Robert Carmony
                                       -----------------------------------------
                                       Robert Carmony

EMPLOYMENT AGREEMENT                                                     Page 15
Robert Carmony

                                   EXHIBIT A

                            2004 ANNUAL BONUS TARGETS

Executive will be entitled to participate in the Company's current bonus program in effect or as may be amended from time to time during the Term of this Agreement. Pursuant to the bonus plan as currently in effect as of the date of this Agreement, Executive is entitled to an Annual Bonus determined as follows. During December of each fiscal year, the Board (or such individual, group or committee that the Board may select as its delegate), shall set a target EBITDA for the Company on a consolidated basis (the "Target") for the next fiscal year. Targeted EBITDA shall be equal to EBITDA adjusted by adding back advanced and deferred rent, amortization of stock options and other noncash items and all costs related to the acquisition and refinancing of the Company in 2004. For the 2004 fiscal year the Target is $228.6 million. The Executive shall receive a cash bonus equal to (i) a minimum of 20% of Executive's annual Base Salary if the EBITDA of the Company is at least 96.8% of the Target, (ii) 40% of Executive's annual Base Salary if the EBITDA of the Company is at least equal to the Target, (iii) 60% of Executive's annual Base Salary if the EBITDA of the Company is at least 103.20% of the Target, and (iv) a maximum of 80% of Executive's annual Base Salary if the EBITDA of the Company is at least 106.4% of the Target. The percentage of the Executive's annual Base Salary used to determine the amount of Annual Bonus shall be adjusted proportionately upward or downward from the threshold percentages specified above, as applicable, utilizing the percentage difference between actual EBITDA and the Target relative to the 3.2% increments multiplied by the 20% increments (or 6.25% for every one percentage difference from the target). For purposes of example if the adjusted EBITDA is $240.0 million, which is 104.98% (240/228.6) of the Target, the adjustment would be 4.98% multiplied by 6.25% + 40% (base), resulting in a bonus equal to 71.125% of annual Base Salary. If EBITDA for fiscal year 2004 is less than 96.8% of the Target, no Annual Bonus will be paid.